Exhibit 99.1

Contact:

Harry S. Smith, President & CEO	M. Shane Bell, EVP & CFO
(540) 465-9121	(540) 465-9121
hsmith@therespowerinone.com	sbell@therespowerinone.com

News Release

February 11, 2009

FIRST NATIONAL CORPORATION REPORTS FOURTH QUARTER AND ANNUAL EARNINGS

Strasburg, Virginia (February 11, 2009) --- First National Corporation (OTCBB: FXNC) reported earnings for the year ended December 31, 2008 of $4.2 million, or $1.45 per basic and diluted share, compared to $5.7 million, or $1.98 per basic and diluted share for the same period in 2007. Total assets increased $6.6 million during the last twelve months to $548.2 million at December 31, 2008 compared to $541.6 million one year ago. In addition, the Company’s trust and investment advisory group had assets under management of $174.0 million at December 31, 2008. For the fourth quarter of 2008, earnings totaled $124 thousand, or $0.04 per basic and diluted share, compared to $1.5 million, or $0.51 per basic and diluted share for the same period in 2007.

Harry S. Smith, President and CEO, stated “In spite of economic conditions, we are pleased with earnings of $4.2 million for the year ended December 31, 2008. During the fourth quarter of 2008, we increased the allowance for loan losses by recording a $1.3 million provision for loan losses. Although net charge-offs have remained relatively low during 2008, higher levels of non-performing assets and worsening economic conditions were key factors in making that decision. As a result, the allowance for loan losses increased 18 basis points to 1.25% of total loans at December 31, 2008 compared to 1.07% at September 30, 2008. We have taken action to reduce expenses, including eliminating pay increases and new employee positions for 2009. Other cost control plans continue to include no further expansion of the branch network during 2009.”

Earnings decreased in the fourth quarter of 2008 compared to the same period in 2007 primarily as a result of the increase in the provision for loan losses. Other factors included a decrease in net interest income and noninterest income and an increase in noninterest expenses. Return on assets and return on equity were 0.09% and 1.22%, respectively, for the fourth quarter of 2008 compared to 1.11% and 16.10% for the same quarter in 2007.

Net interest income decreased to $4.3 million for the fourth quarter of 2008 compared to $4.7 million for the same quarter of 2007. The net interest margin decreased 39 basis points and average interest-earning assets increased $10.3 million when comparing the two periods. The decreased margin resulted from reversals of accrued interest on loans placed on non-accrual status during the fourth quarter combined with the impact of Federal Reserve rate cuts. The Fed decreased their fed funds target rate from 2.00% at September 30, 2008 to the range of 0.00% to 0.25% at December 31, 2008. These rate cuts compressed the margin as funding costs did not fall at the same pace as earning asset yields. We expect margin improvement during the first quarter of 2009 from lower funding costs.

Noninterest income totaled $1.4 million for the fourth quarter of 2008 compared to $1.8 million for the same quarter of 2007. The decrease in noninterest income resulted primarily from non-recurring items including net losses on sale of premises and equipment of $106 thousand for 2008 compared to net gains of $365 thousand for 2007. Noninterest expense increased to $4.4 million for the fourth quarter of 2008 compared to $4.0 million for the same period in 2007. This was attributable to higher occupancy and other operating expenses. Occupancy costs increased from new lease payments on future office sites and depreciation expense on the new operations center. Other operating expenses increased primarily from higher FDIC assessments, foreclosed property expenses and one-time costs related to the Company’s re-branding initiative.

Net charge-offs were $427 thousand for the fourth quarter of 2008, compared to $100 thousand for the fourth quarter of 2007. Non-performing assets totaled $17.8 million compared to $2.3 million one year ago. At December 31, 2008, non-performing assets consisted of $8.5 million in commercial real estate loans, $4.3 million in other real estate owned, $2.9 million in residential development loans and $1.1 million in residential real estate loans. Worsening asset quality and economic conditions resulted in a loan loss provision of $1.3 million in the fourth quarter of 2008 compared to $331 thousand for the same period in 2007. As a result, the allowance for loan losses increased $1.5 million to $5.7 million or 1.25% of total loans at December 31, 2008, compared to $4.2 million or 0.94% of total loans at December 31, 2007.

For the year ended December 31, 2008, net income was $4.2 million or $1.45 per basic and diluted share. This was a 27% decrease compared to $5.7 million in net income or $1.98 per basic and diluted share for the same period in 2007. This was primarily the result of a $1.6 million increase in the provision for loan losses. Net interest income was unchanged, noninterest income only decreased 2% and noninterest expenses increased 5% when comparing the two periods. Return on assets was 0.78% for the year ended December 31, 2008 compared to 1.09% for the same period in 2007, and return on equity was 10.65% for the year ended December 31, 2008 compared to 16.52% for the same period in 2007. Total assets increased $6.6 million during the last twelve months to $548.2 million at December 31, 2008 compared to $541.6 million one year ago.

Net interest income totaled $18.1 million for the year ended December 31, 2008 and for the same period in 2007. The net interest margin decreased 8 basis points and average interest-earning assets increased $11.9 million when comparing the two periods. The net interest margin was 3.63% for the year ended December 31, 2008, compared to 3.71% for the same period in 2007. The decrease in margin was attributable to the impact of significant rate cuts by the Federal Reserve during the year.

Noninterest income decreased slightly to $6.0 million for the year ended December 31, 2008 from $6.1 million for the same period in 2007. Fees for other customer services increased 13% to $2.8 million compared to $2.5 million for the same period in 2007. This increase was attributable to increases in fee income from trust and investment advisory services and ATM and check card fees. Net losses on the sale of premises and equipment totaled $106 thousand for the year compared to net gains of $363 thousand in the previous year. Noninterest expense increased 5% to $16.0 million for the year ended December 31, 2008, compared to $15.3 million for the same period in 2007. This was driven primarily from higher occupancy and other operating costs. Worsening asset quality and economic conditions resulted in a loan loss provision of $2.0 million for 2008 compared to $398 thousand for the same period in 2007.

The Company notes to investors that past results of operations do not necessarily indicate future results. Certain factors that affect the Company’s operations and business environment are subject to uncertainties that could in turn affect future results. These factors are identified in the Annual Report on Form 10-K for the year ended December 31, 2007, which can be accessed from the Company’s website at www.therespowerinone.com, as filed with the Securities and Exchange Commission.

First National Corporation, headquartered in Strasburg, Virginia, is the financial holding company of First Bank. First Bank offers loan, deposit, trust and investment products and services from 11 branch offices in the northern Shenandoah Valley region of Virginia, including Shenandoah County, Warren County, Frederick County and the City of Winchester.  First Bank also owns First Bank Financial Services, Inc., which invests in partnerships that provide investment services and title insurance.

FIRST NATIONAL CORPORATION Quarterly Performance Summary (in thousands, except share and per share data)
	(unaudited) For the Three Months Ended		(unaudited) For the Year Ended
Income Statement	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007
Interest and dividend income
Interest and fees on loans	$6,581	$8,205	$28,136	$32,538
Interest on federal funds sold	2	1	11	29
Interest on deposits in banks	1	22	34	103
Interest and dividends on securities available for sale:
Taxable interest	524	530	2,051	2,159
Tax-exempt interest	139	121	545	472
Dividends	10	53	136	200
Total interest and dividend income	$7,257	$8,932	$30,913	$35,501

Interest expense
Interest on deposits	2,497	$3,369	$10,299	$14,049
Interest on federal funds purchased	16	40	112	170
Interest on company obligated mandatorily redeemable capital securities	134	240	642	956
Interest on other borrowings	340	597	1,740	2,226
Total interest expense	$2,987	$4,246	$12,793	$17,401

Net interest income	$4,270	$4,686	18,120	$18,100
Provision for loan losses	1,255	331	1,994	398
Net interest income after provision for loan losses	$3,015	$4,355	$16,126	$17,702

Noninterest income
Service charges	$726	$832	$2,878	$2,992
Fees for other customer services	653	689	2,826	2,497
Gains on sale of loans	26	43	119	284
Gains (losses) on sale of securities available for sale	-	(84)	2	(103)
Gains (losses) on sale of premises and equipment	(106)	365	(106)	363
Other operating income	121	2	232	39
Total noninterest income	$1,420	$1,847	$5,951	$6,072

Noninterest expense
Salaries and employee benefits	$2,184	$2,208	$8,485	$8,365
Occupancy	334	235	1,175	952
Equipment	347	322	1,391	1,277
Other operating expense	1,503	1,241	4,963	4,692
Total noninterest expense	$4,368	$4,006	$16,014	$15,286

Income before income taxes	$67	$2,196	$6,063	$8,488
Provision for income taxes	(57)	703	1,840	2,741
Net income	$124	$1,493	$4,223	$5,747

Share and Per Share Data
Net income, basic and diluted	$0.04	$0.51	$1.45	$1.98
Shares outstanding at period end	2,922,860	2,922,860	2,922,860	2,922,860
Weighted average shares, basic and diluted	2,915,530	2,908,866	2,913,011	2,906,431
Book value at period end	$13.41	$12.95	$13.41	$12.95
Cash dividends	$0.14	$0.14	$0.56	$0.53

FIRST NATIONAL CORPORATION Quarterly Performance Summary (in thousands, except share and per share data)
	(unaudited) For the Three Months Ended		(unaudited) For the Year Ended
	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007
Key Performance Ratios
Return on average assets	0.09%	1.11%	0.78%	1.09%
Return on average equity	1.22%	16.10%	10.65%	16.52%
Net interest margin	3.38%	3.77%	3.63%	3.71%
Efficiency ratio (1)	75.72%	59.84%	65.66%	62.22%

Asset Quality
Loan charge-offs	$479	$150	$804	$382
Loan recoveries	52	50	253	213
Net charge-offs	427	100	551	169
Non-accrual loans	10,058	382	10,058	382
Other real estate owned	4,300	377	4,300	377
Repossessed assets	63	32	63	32
Non-performing assets	17,773	2,266	17,773	2,266

Average Balances
Average assets	$543,753	$532,266	$539,025	$526,225
Average earning assets	511,711	501,445	508,120	496,198
Average shareholders’ equity	40,294	36,814	39,660	34,788

			(unaudited)
			December 31, 2008	December 31, 2007
Capital Ratios
Tier 1 capital			$49,469	$50,715
Total capital			55,119	54,922
Total capital to risk-weighted assets			11.73%	11.80%
Tier 1 capital to risk-weighted assets			10.53%	10.89%
Leverage ratio			9.10%	9.53%

Balance Sheet
Cash and due from banks			$8,534	$10,680
Interest-bearing deposits in banks			1,956	2,229
Securities available for sale, at fair value			58,238	57,503
Loans held for sale			-	270
Loans, net of allowance for loan losses			446,327	445,380
Premises and equipment, net			21,519	19,405
Interest receivable			1,763	2,227
Other assets			9,900	3,871
Total assets			$548,237	$541,565

Noninterest-bearing demand deposits			$73,444	$78,474
Savings and interest-bearing demand deposits			140,670	177,676
Time deposits			233,379	188,992
Total deposits			$447,493	$445,142
Federal funds purchased			2,456	3,409
Other borrowings			45,397	40,564
Company obligated mandatorily redeemable capital securities			9,279	12,372
Accrued expenses and other liabilities			4,427	2,219
Total liabilities			$509,052	$503,706

FIRST NATIONAL CORPORATION Quarterly Performance Summary (in thousands, except share and per share data)
	(unaudited)
	December 31, 2008	December 31, 2007
Balance Sheet (continued)
Common stock	$3,653	$3,653
Surplus	1,409	1,453
Retained earnings	35,196	33,311
Unearned ESOP shares	(232)	(379)
Accumulated other comprehensive loss, net	(841)	(179)
Total shareholders’ equity	$39,185	$37,859

Total liabilities and shareholders’ equity	$548,237	$541,565

Loan Data
Mortgage loans on real estate:
Construction	$63,744	$73,478
Secured by farm land	1,702	1,789
Secured by 1-4 family residential	116,821	106,378
Other real estate loans	196,163	192,616
Loans to farmers (except those secured by real estate)	3,158	2,144
Commercial and industrial loans (except those secured by real estate)	53,196	53,028
Consumer installment loans	14,572	18,363
Deposit overdrafts	1,630	415
All other loans	991	1,376
Total loans	$451,977	$449,587
Allowance for loan losses	5,650	4,207
Loans, net	$446,327	$445,380

(1) The efficiency ratio is computed by dividing noninterest expense by the sum of net interest income on a tax equivalent basis and noninterest income excluding securities gains and losses. Tax equivalent net interest income is calculated by adding the tax benefit realized from interest income that is nontaxable to total interest income then subtracting total interest expense.  The tax rate utilized in calculating the tax benefit for 2008 and 2007 was 34%.  Net interest income on a tax equivalent basis was $4,350 and $4,761 for the three months ended December 31, 2008 and 2007, respectively, and $18,442 and $18,391 for the year ended December 31, 2008 and 2007, respectively. Noninterest income excluding securities gains and losses was $1,420 and $1,931 for the three months ended December 31, 2008 and 2007, respectively, and $5,949 and $6,175 for the year ended December 31, 2008 and 2007, respectively. The efficiency ratio is a non-GAAP financial measure that management believes provides investors with important information regarding operational efficiency. Such information is not in accordance with generally accepted accounting principles (GAAP) and should not be construed as such. Management believes such financial information is meaningful to the reader in understanding operational performance, but cautions that such information not be viewed as a substitute for GAAP.